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                                                                     Exhibit 5.1



                                                           August 6, 1999

Citicorp
399 Park Avenue
New York, New York  10043

Commercial Credit Company
300 St. Paul Place
Baltimore, Maryland  21202

Ladies and Gentlemen:

               I am General Counsel - Corporate Law and an Assistant Secretary of Citigroup Inc., a Delaware corporation and the indirect parent company of each of Citicorp and Commercial Credit Company (together, the "Companies"). I refer to the proposed registration by the Companies under the Securities Act of 1933, as amended (the "Securities Act") of (i) the outstanding long-term debt securities of Commercial Credit Company that are listed on Appendix I attached hereto (the "Outstanding Securities") and (ii) a guarantee by Citicorp (the "Guarantee") of the payment of the principal of and interest on the Outstanding Securities. The Guarantee is included as part of the Second Supplemental Indenture described below.

               I, or attorneys under my supervision, have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of each of the Companies, certificates or documents as I have deemed appropriate as a basis for the opinions expressed below. In my examination, I (or such persons) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me (or such persons) as originals, the conformity to original documents of all documents submitted to me (or such persons) as certified or photostatic copies and the authenticity of the originals of such copies.

               Based upon the foregoing and assuming that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws at the time the Outstanding Securities are sold as contemplated by the Registration Statement;
(ii) all Outstanding Securities will be sold in compliance with applicable federal and state laws and in the manner stated in the Registration Statement;
(iii) the Second Supplemental Indenture dated on or about the date hereof among Citicorp, Commercial Credit Company and The First National Bank of Chicago, as successor


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trustee, supplementing the Indenture dated as of December 1, 1986 between
Commercial Credit Company and Citibank, N.A., as trustee, which was first supplemented by the First Supplemental Indenture dated as of June 13, 1990 (as so supplemented, the "Indenture"), and each other document executed and delivered as contemplated by the Indenture, by or on behalf of the parties thereto other than the Companies, have been duly authorized and validly executed and delivered; and (iv) the notes representing the Outstanding Securities (the "Notes") have been duly executed and delivered on behalf of Commercial Credit Company, and duly authenticated by the appropriate trustee, and that the Notes were sold and delivered at the prices and in accordance with the terms set forth in the applicable registration statements and supplements to the prospectuses referred to therein, I am of the opinion that:

               1.      Citicorp is a duly organized and existing corporation
                   under the laws of the State of Delaware;

               2.     Commercial Credit Company is a duly organized and
                   existing corporation under the laws of the State of Delaware;

               3.     The Notes are legal, valid and binding obligations of
                   Commercial Credit Company;

               4.     The Notes are entitled to the benefits of the Indenture.

               5.     The Guarantee is a legal, valid and binding obligation of
                   Citicorp.

               Insofar as my opinion relates to the validity, binding effect or enforceability of any agreement or obligation of either of the Companies, it is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

               My opinion is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

               I consent to the use of this opinion in the Registration Statement and to the reference to my name in the prospectus constituting a part of such Registration Statement under the heading "Legal Matters". In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                              Very truly yours,


                                              /s/ Stephanie B. Mudick
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                                   Appendix I

TITLE OF SERIES

6.700% notes due August 1, 1999
6.125% notes due March 1, 2000
6.000% notes due April 15, 2000
6.750% notes due May 15, 2000
6.000% notes due June 15, 2000
5.750% notes due July 15, 2000
5.550% notes due February 15, 2001
8.250% notes due November 1, 2001
6.200% notes due November 15, 2001
7.375% notes due March 15, 2002
6.875% notes due May 1, 2002
6.450% notes due July 1, 2002
6.375% notes due September 15, 2002
5.875% notes due January 15, 2003
5.900% notes due September 1, 2003
7.875% notes due July 15, 2004
6.500% notes due August 1, 2004
7.750% notes due March 1, 2005
7.375% notes due April 15, 2005
6.500% notes due June 1, 2005
6.125% notes due December 1, 2005
6.625% notes due November 15, 2006
6.750% notes due July 1, 2007
6.250% notes due January 1, 2008
10.000% notes due December 1, 2008
10.000% notes due May 15, 2009
8.700% notes due June 15, 2009
8.700% notes due June 15, 2010
6.625% notes due June 1, 2015
7.875% notes due February 1, 2025